Exhibit 99.1

Hello, and welcome to our fourth quarter and fiscal year 2012 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, November 29, 2012, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks, Julie. Good morning and welcome to our Q4 earnings call.

I’ll begin this session by reviewing our Q4 financial performance. Next, I will turn it over to Jim for more details on the quarter and on our outlook for FY13. Finally, I will provide an update on our long term growth strategy.

During Q4 Liquidity Services reported strong financial results as we continued to grow our market share and build on our leadership position in the reverse supply chain market.  We continued to benefit from large commercial and government clients placing their trust in us to handle more of their excess inventory and high value capital asset sales, which drove strong growth this quarter

We exceeded our guidance range for GMV, adjusted EBITDA and adjusted EPS while continuing to make important investments for the future. Q4 GMV was up 65% YOY to $241 million driven by growth in the volume of goods in our commercial and government marketplaces by existing and new clients. Adjusted EBITDA of $23.1 million was up 85% YOY and adjusted EPS during Q4 was $0.40 up 186% YOY, when excluding tax items, driven by improved operating leverage on higher volume.

This quarter also caps off another strong year for Liquidity Services in which our team continued to advance our business strategy of building a defensible, leadership position in the reverse supply chain market while generating outstanding results for our clients and shareholders. With our large and growing buyer marketplace, integrated services and domain expertise, we are enabling retailers, manufacturers and government agencies to drive efficiencies in their global supply chains and better compete in an increasingly complex business environment.

During the year we enjoyed broad based, organic growth as we expanded our market share within both the commercial and public sector markets. Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over 100 Fortune 1000 corporations, over 5,000 federal, state and local government agencies and 2.2 million registered buyers now utilizing our marketplaces.

During the year we also continued to drive innovation to support our market leadership position as we rolled out our next generation BUX technology on our award winning Government Liquidation marketplace which enables the seamless cross-listing of relevant client assets on multiple LSI channels to further monetize our buyer base. Our proprietary BUX platform now covers approximately 70% of our user base and will improve the efficiency of our marketplace for buyers and clients.

Finally, in addition to growing our business organically, our team continues to drive inorganic growth and the consolidation of our industry in order to provide F1000 clients with the scale and services they require across industries, products and geographies. In this context, we completed the acquisitions of GoIndustry in July and the National Electronics Service Association in October. These transactions enhance our ability to deliver surplus asset management, valuation and disposition services to F1000 enterprises across North America, Europe and Asia and enable us to offer important new services to our existing sellers and grow our buyer base. Of note, we expect that the integration of GoIndustry will require significant upfront investments to fully realize the global capital assets market opportunity which will result in a drag on earnings in the first half of FY13 but will benefit the second half of FY13 and our long term growth prospects.

Our continued focus on delivering the breadth of services, industry coverage and global market data that large enterprises require in the reverse supply chain positions us well for fiscal year 2013 and continued long term profitable growth and market leadership

Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY13.

Thanks, Bill.

Our record full year results and strong fourth quarter results reflect market share gains and enhanced service levels and operating efficiencies across our entire business, as a result of investments we have made to support our growth over the last several years.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.  Fiscal year 2012 adjusted earnings before interest taxes depreciation and amortization, or adjusted EBITDA has improved 109.1% to a record $110.1 million.

Our seller base has continued to grow as over 125 fortune 1,000 corporations and over 5,000 public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities.  As corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we have continued to penetrate our large highly fragmented markets.

Our buyer base has grown significantly over the last year to approximately 2.2 million or 36.3%, as we added almost 600 thousand new buyers, including over 300 thousand from GoIndustry, where we had very little overlap and added a significant number of international capital asset buyers to the Liquidity Services marketplaces.

In addition to strong core business operating results for the quarter, we embarked on several key initiatives to continue to drive significant shareholder returns in fiscal year 2013 and beyond.  We closed the GoIndustry acquisition in July and have commenced the integration of this business, including adding the additional capabilities of the Liquidity Services marketplaces to expand the opportunity for GoIndustry clients to maximize the value of their surplus assets outside of the manufacturing vertical.  On November first, we also completed the acquisition of NESA, which expanded our capabilities and value added services in the consumer electronics vertical, as well as creating a significant presence for us in Canada.  NESA is another example of how Liquidity services has expanded its menu of services based on the need of our clients, as well as providing them a service location in Canada increasing their logistics efficiency.

Next I will comment on our fourth quarter and full year results, which came in above our guidance range for gross merchandise volume, or GMV, adjusted EBITDA and adjusted earnings per share.

Total GMV increased to a record $241.0 million up 65.1% for the fourth quarter and to a record $864.2 million up 54.7% for the fiscal year.

GMV in our commercial marketplaces increased to a record $156.8 million up 145.5% for the fourth quarter and to a record $522.3 million up 111.1% for the fiscal year principally as a result of organic growth from new and existing clients as well as the acquisitions of TruckCenter.com, Jacobs Trading and GoIndustry over the last 18 months.

GMV in our DoD surplus marketplace increased to a record $36.1 million up 35.3% for the fourth quarter and to a record $133.8 million up 29.3% for the fiscal year, as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our GovDeals, or state and local government, marketplace increased to $31.8 million up 8.0% for the fourth quarter and to a record $131.5 million up 18.0% for the fiscal year, as we continue to add new clients thus further penetrating the $3.0 billion state and local government market.

GMV in our DoD scrap marketplace decreased to $16.2 million or 33.6% for the fourth quarter and to $76.6 million or 11.1% for the year, as a result of decreasing property flow from the DoD and a decrease in commodity prices.  As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially effecting our financial performance.

Total revenue increased to $122.3 million up 51.6% for the fourth quarter and to $475.3 up 40.9% for the fiscal year, primarily due to the GMV growth discussed.

I will now discuss the fourth quarter and fiscal year 2012 expense line items, and will not provide detailed explanations for changes from fiscal year 2011, when those explanations are similar to the ones previously discussed in my comparison for the fourth quarter.

Technology and operations expenses increased 42.7%, to $20.0 million, for the fourth quarter, primarily due to increases in staff and personnel from acquisitions completed during the last 18 months, outsourced processing labor and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects to support the growth discussed.  As a percentage of revenue, these expenses decreased to 16.4% from 17.4%.

Technology and operations expenses increased 22.2%, to $67.6 million for the fiscal year.  As a percentage of revenue, these expenses decreased to 14.2% from 16.4%.

Sales and marketing expenses increased 68.1%, to $10.4 million, for the fourth quarter, primarily due to increases in staff and personnel from acquisitions completed during the last 18 months, including stock based compensation, to support the growth discussed.  As a percentage of revenue, these expenses increased to 8.5% from 7.7%.

Sales and marketing expenses increased 29.0% to $31.3 million for the fiscal year. As a percentage of revenue, these expenses decreased to 6.6% from 7.2%.

General and administrative expenses increased 55.9%, to $12.4 million, for the fourth quarter, primarily due to general corporate expenses, business development costs and increases in staff and personnel from acquisitions completed during the last 18 months, including stock based compensation, to support the growth discussed.  As a percentage of revenue, general and administrative expenses increased to 10.2% from 9.9%.

General and administrative expenses increased 29.1% to $37.1 million for the year. As a percentage of revenue, these expenses decreased to 7.8% from 8.5%.

The year over year comparisons of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share include the losses from our U.K. retail supply chain operations in the prior year.  We closed our U.K. retail supply chain operations effective September 30, 2011.

Adjusted EBITDA grew 85.1%, for the fourth quarter, to $23.1 million.  Adjusted EBITDA margin as a percentage of GMV increased to 9.6% from 8.5%, driven by operating efficiencies in our retail supply chain marketplaces.

Adjusted EBITDA grew 109.1%, for the fiscal year, to a record $110.1 million.  Adjusted EBITDA margin as a percentage of GMV increased to 12.7% from 9.4%.

Our adjusted EBITDA margins based on revenue continue to expand as we benefit from operating leverage and the adoption of fee-for-service offerings.  Our adjusted EBITDA margins based on revenue for the fourth quarter and the fiscal year were 18.9% and 23.2%, respectively compared to 15.5% and 15.6% for the 2011 periods, respectively. As we expand globally and more of our clients elect to use fee-for-service offerings, such as our consignment sales model, our adjusted EBITDA margins will fluctuate more quarter to quarter based on GMV.  Adjusted EBITDA margins based on revenue will likely be more consistent and representative of our earnings leverage going forward.

Adjusted net income was up 216.1% to $13.1 million for the fourth quarter and up 99.9% to a record $60.9 million for the fiscal year.  Adjusted diluted earnings per share was up 185.7% to $0.40 for the fourth quarter based on approximately 32.8 million diluted weighted average shares outstanding.  Adjusted diluted earnings per share was up 77.1% to a record $1.86 for the fiscal year based on approximately 32.8 million diluted weighted average shares outstanding.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the fourth quarter and fiscal year 2012, LSI generated $12.9 million and a record $52.1 million of operating cash flow an increase of 13.1% and 30.7%, respectively, year over year.

We continue to have a strong balance sheet.  At September 30, 2012, we had a cash balance of $104.8 million, current assets of $162.6 million and total assets of $400.4 million, with $53.2 million in working capital.  Subsequent to year end, Liquidity Services paid in full the 5% $40 million seller subordinated note related to the Jacobs acquisition.  In addition, the Company received a $1.0 million discount for early payment, resulting in a total payment of $41.0 million including the accrued interest.  On November first, the Company also paid $18.3 million for the acquisition of NESA.

Capital expenditures during the quarter were $4.0 million and $6.8 million for the fiscal year.  We expect capital expenditures to be $6.0 to $7.0 million for fiscal year 2013.

Management is providing the following guidance for the next quarter and fiscal year 2013.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2013.

In addition, we estimate that we will make investments totaling several million dollars to fully integrate GoIndustry into Liquidity Services over the next year resulting in a drag on our earnings during the first half of fiscal year 2013. This is a change in our expectation that GoIndustry would be accretive to the bottom line throughout fiscal year 2013. We believe this investment is required to fully realize the synergies available across the Company’s buyer marketplaces and clients and to position us for growth within the $100 billion global market for capital assets.

We expect GMV for fiscal year 2013 to range from $1.1 billion to $1.2 billion.  We expect GMV for the fiscal first quarter of 2013 to range from $240 million to $250 million.

We expect adjusted EBITDA for fiscal year 2013 to range from $123 million to $133 million.  We expect adjusted EBITDA for the fiscal first quarter of 2013 to range from $22.0 million to $24.0 million.

We estimate adjusted earnings per diluted share for fiscal year 2013 to range from $2.05 to $2.23.  For the fiscal first quarter of 2013, we estimate adjusted earnings per diluted share to range from $0.36 to $0.40.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.4 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million per quarter for fiscal year 2013.  These stock based compensation costs are consistent with fiscal year 2012.

Finally, I would like to announce a change in the reporting of monthly gross sales data on our individual marketplaces. As a result of the integration of our buyer marketplaces, there is a significant and growing level of cross listing, bidding and selling activity across our marketplaces to maximize value for our sellers and buyers. This evolution has resulted in the monthly gross sales data of an individual marketplace becoming less relevant to measuring the growth of our overall business. As such, beginning with the month of November will post one Gross Sales Summary report or GSS, representing all the marketplaces, 10 to 15 days after month end, on our corporate website www.liquidtyservicesinc.com under the investor tab.

Now I will turn it back over to Bill to discuss our long term objectives and growth strategy.

Thanks, Jim.

As we reflect on our strong FY12 results, we have renewed excitement of where we can take our business.

Though we now have the scale of a one billion GMV business, we have only 1% penetration of the highly fragmented $100 billion global reverse supply chain market.

At the beginning of FY12 we established a five year goal of tripling our business to $1.5 billion of GMV. Based on our strong execution and growing credibility in the marketplace, we are ahead of plan and, therefore, have established a new goal of reaching $2 Billion of GMV by FY16. We are confident in our ability to achieve our long range goals due to our many strengths. Liquidity Services has the largest global buyer base for surplus assets which continues to grow; we possess proprietary market data and knowledge derived from $3 billion of completed asset sales to assist our growing client base in the valuation and sale of assets in over 500 product categories in all condition types; and we possess the most innovative sales channels and services to meet the needs of the marketplace.

Building enduring, market leading businesses requires vision and conviction on the future trends, and client needs, in a given industry. It requires assembling talent with a passion for relentless improvement, discipline and the willingness to invest and manage for the long haul, not for a given quarter or year.

Growth and success does not occur in a straight line, and as we expand into new verticals, enter new geographies and integrate selected acquisitions, results may vary in the short term. However, we have strong conviction that the asset recovery process will move online to capture efficiencies and improved transparency for professional sellers and buyers and that this inevitable transition presents an enormous opportunity for Liquidity Services, Inc. We invite long term investors to join us as we transform the $100 billion reverse supply chain industry.

What will drive our long term growth and success?

First, we have strong organic growth opportunities with our existing clients which now include the world’s largest organizations in the biggest industry sectors in the global economy: Retail, Energy, Transportation, Healthcare, Consumer Packaged Goods, Technology and the Public Sector. Our strong relationships and track record with the leading companies in each of these industry sectors is resulting in the referral of new business across the supply chain. We are being introduced by retailers to their OEM suppliers; and by OEM suppliers to their retail partners, both to rethink and reengineer the returns process and to manage and to dispose of high value capital assets used in the production of finished goods.  Moreover, our expanded capabilities will enable us to cross-sell services to our clients to capture more volume and fee-for-service business in areas such as valuation, asset redeployment and refurbishing services. To date we have done very little cross selling of services and to fully realize these organic growth opportunities, we will invest in the expansion and training of our enterprise sales force and support systems to enable the efficient cross selling of our services to F1000 clients which will boost revenues and cash flow over time. Additionally, we expect the volume of DoD surplus property will increase over the next few years due to continued modernization programs which will result in organic growth with this longstanding client.

Next, macro trends are increasing the demand for our services and potential for new client additions in the retail and manufacturing supply chains. For example, the continued growth of online retail sales, where return rates are 2-3x higher than in traditional retail, is driving a massive volume of returned merchandise that must be tracked, managed and sold quickly to avoid significant loss of value as product life cycles continue to shrink. We estimate that consumers will return a record $50 billion of merchandise this holiday season alone. Additionally, vendors to retailers are seeking solutions to centrally and consistently manage the sale of their returned and overstock goods in the secondary marketplace to protect the image and price points of their brands in primary channels. Our comprehensive solution, encompassing returns management, refurbishment and multi-channel disposition enables us to reduce costs and increase recovery value for retailers and OEMs facing these challenges.

Another compelling macro trend which will benefit Liquidity Services over the next decade is the focus on global sustainability. Global organizations are committed to promoting zero waste solutions which require credible strategies to track, manage and sell surplus and scrap items, both finished goods and capital equipment, that have previously been discarded as waste. Liquidity Services has a proven solution and global buyer base to help these organizations meet their sustainability objectives which will continue to fuel our growth over the long term. For example, we recently completed one of the largest green and zero-waste initiatives in the history of the U.S. Government, by successfully selling 7.4 million pounds of steel, aluminum and copper wiring along with galley equipment, fixtures and furnishings from the decommissioned USS Long Beach. Items were sold at 118% of their projected value using our competitive online auction marketplace. To date, we’ve sold over 2 billion pounds of scrap material through our online marketplaces — the equivalent of over 5,000 Boeing 747 aircraft being diverted from our nation’s waste stream.

Finally, we see a huge opportunity in the public sector as government agencies, such as municipalities, utilities, hospitals and school systems, become increasingly interested in recovering more revenue and promoting sustainability. With the largest online marketplace for government surplus and scrap material and significant expertise in meeting the unique compliance and reporting needs of government clients, Liquidity Services will significantly grow its public sector business over the long term. In one example, we recently completed our first assignment for the University of Notre Dame in which we auctioned off over 1,000 items in a very tight timeframe in connection with the closing and renovation of a major on campus facility.

Given our ability to address these compelling market needs, we plan to invest in the branding and promotion of our solution as the trusted provider of choice to expand our base of F1000 and government agency clients. By way of example, today we launched a new version of our corporate website which better conveys our industry domain expertise, expanded service offering and case study examples of our outstanding work. Please explore www.liquidtyservicesinc.com to learn more.

We also recognize that supporting a $2 billion GMV business requires important investments in our infrastructure that we will pursue during the next year. We have recently established a global HR function and leadership development program led by Mike Lutz and an expanded team, which will prepare our teams for increasing levels of collaboration and readiness for the anticipated next set of growth opportunities. In many ways we are building the workforce of the future with unique roles focused on sustainability, data analytics, e-commerce and technology. We are in the process of rolling out a single sales force automation and integrated financial reporting system to support our team which is now on the ground and selling our services in 25 countries. This will be critical to smartly cross selling our services to the world’s largest, blue chip companies. We are also investing in our AssetZone enterprise system used by large organizations to track, redeploy and sell high value capital assets seamlessly with our online marketplace. This proprietary web-based SaaS platform fills a void in the F1000 marketplace for large organizations to efficiently manage and report on asset recovery and sustainability initiatives. Today, we have 24 F1000 organizations using our AssetZone system with hundreds of users and we are excited about expansion of this service going forward.

After more than a decade of growth and success, we continue to foster an entrepreneurial spirit at Liquidity Services. Our team has a passion to improve our business every day and deliver innovative solutions to our clients. Just like Day One of our founding, we measure our success by our ability to create value for our clients and buying customers and we believe we are just getting started with where we can take Liquidity Services. Thanks for your attention and we will now open up the call for questions.